Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE RESCHEDULES FOURTH-QUARTER 2008 EARNINGS
ANNOUNCEMENT AND CONFERENCE CALL TO FEBRUARY 25

WARREN, Ohio – February 11, 2009 – Stoneridge, Inc. (NYSE: SRI) today announced that it is rescheduling its fourth-quarter 2008 earnings release and conference call from February 12, 2009 to February 25, 2009, to allow time to complete an analysis of asset impairment including goodwill.  The Company is also reaffirming its full-year earnings outlook for 2008 of $0.40 to $0.46 per diluted share excluding any goodwill-related impairment charges.  Fourth-quarter and full-year 2008 results will now be released before the market opens on Wednesday, February 25, 2009.  The Company will also broadcast its fourth-quarter 2008 earnings conference call live on the Internet that morning at 11 a.m. Eastern Time with President and Chief Executive Officer, John Corey; and Executive Vice President and Chief Financial Officer, George Strickler.

This webcast can be accessed through the Company’s Web site, www.stoneridge.com.  The webcast is also being distributed over CCBN’s Investor Distribution Network.  Individual investors can listen to the webcast at www.fulldisclosure.com.  Institutional investors can access the webcast via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:
Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443